Exhibit 10.3

FIRST AMENDMENT TO

PLEDGE AGREEMENT

THIS FIRST AMENDMENT TO PLEDGE AGREEMENT (“this Amendment”) dated as of December 8, 2006 is entered into by ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (the “Pledgor”), and REGIONS BANK, an Alabama banking corporation as successor by merger to AmSouth Bank, an Alabama banking corporation (the “Lender”).

Recitals

A. The Pledgor and the Lender have entered into a Credit Agreement dated as of December 29, 1995, as amended from time to time (as so amended, the “Credit Agreement”), pursuant to which the Lender agreed to make available to the Pledgor a revolving line of credit facility.

B. The Pledgor has heretofore entered into a Pledge Agreement dated as of April 3, 2006 in favor of the Lender (the “Pledge Agreement”) pursuant to which the Pledgor pledged and delivered the Property described in the Pledge Agreement to the Lender as security for the Obligations described in the Pledge Agreement.

C. In connection with a further amendment of the Credit Agreement, Pledgor wishes to amend the Pledge Agreement, as hereinafter set forth, for the purpose of amending the definition of the defined term “Obligations”.

Agreement

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The defined term “Line of Credit Loan” shall be added to Section 1.2 of the Pledge Agreement to read, in its entirety, as follows:

“Line of Credit Loan” means that certain loan made by Lender in favor of Pledgor as evidenced by the Line of Credit Note.

2. The defined term “Line of Credit Note” shall be added to Section 1.2 of the Pledge Agreement to read, in its entirety, as follows:

“Line of Credit Note” means that certain master note dated December 29, 1995 executed and delivered by Pledgor to Lender, as modified by a Note Modification Agreement dated as of January 20, 1997, a Second Note Modification Agreement dated as of May 31, 2000, a Third Note Modification Agreement dated as of May 31, 2001, a Fourth Note Modification Agreement dated as of May 31, 2002, a Fifth Note Modification Agreement dated as of May 31, 2003, a Sixth Note Modification Agreement dated as of May 31, 2005, a

Seventh Note Modification Agreement dated as of May 31, 2005, an Eighth Note Modification Agreement dated as of April 3, 2006, and a Ninth Note Modification Agreement dated as of December 8, 2006, as may be further modified from time to time.

3. The defined term “Obligations” set forth in Section 1.2 of the Pledge Agreement is hereby amended to read, in its entirety, as follows:

“Obligations” means (a) (1) the payment of all amounts now or hereafter becoming due and payable under the Revolving Note, including the principal amount of the Revolving Loan, all interest thereon (including interest that, but for the filing of a petition in bankruptcy, would accrue on any such principal) and all other fees, charges and costs (including attorneys’ fees and disbursements) payable in connection therewith; (2) the observance and performance by the Pledgor of all of the provisions of the Revolving Note; (3) the payment of all sums advanced or paid by the Lender in exercising any of its rights, powers or remedies under the Revolving Note, and all interest (including post-bankruptcy petition interest, as aforesaid) on such sums provided for herein or therein; (4) the payment of all amounts now or hereafter becoming due and payable under any agreement between the Pledgor and the Lender now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Pledgor’s exposure to fluctuations in interest rates, currency valuations or commodity prices, and (5) all renewals, extensions, modifications and amendments of any of the foregoing, whether or not any renewal, extension, modification or amendment agreement is executed in connection therewith and (b) (1) the payment of all amounts now or hereafter becoming due and payable under the Line of Credit Note, including the principal amount of the Line of Credit Loan, all interest thereon (including interest that, but for the filing of a petition in bankruptcy, would accrue on any such principal) and all other fees, charges and costs (including attorneys’ fees and disbursements) payable in connection therewith; (2) the observance and performance by the Pledgor of all of the provisions of the Line of Credit Note; (3) the payment of all sums advanced or paid by the Lender in exercising any of its rights, powers or remedies under the Line of Credit Note, and all interest (including post-bankruptcy petition interest, as aforesaid) on such sums provided for herein or therein; (4) the payment of all amounts now or hereafter becoming due and payable under any agreement between the Pledgor and the Lender now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Pledgor’s exposure to fluctuations in interest rates, currency valuations or commodity prices, and (5) all renewals, extensions, modifications and amendments of any of the foregoing, whether or not any renewal, extension, modification or amendment agreement is executed in connection therewith.

4. The defined term “Revolving Note” shall be added to Section 1.2 of the Pledge Agreement to read, in its entirety, as follows:

“Revolving Note” means that certain Revolving Note dated as of April 3, 2006 made by Pledgor in favor of Lender in the principal amount of Sixteen Million and No/100 Dollars ($16,000,000.00), or so much as may be advanced by the Lender thereunder.

5. Except as hereby amended and modified, the Pledge Agreement shall remain in full force and effect.

6. The Pledgor represents and warrants that all representations and warranties made in the Pledge Agreement are true and correct as of the date of this Amendment, and no Event of Default, as said term is defined in the Pledge Agreement, or circumstances that with notice or lapse of time or both would constitute an Event of Default thereunder, has occurred and is continuing.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their duly authorized corporate officers as of the day and year first above written but actually on the date set forth below their signature.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ William E. Matthews, V
Its:	Executive Vice President and Chief Financial Officer

December 8, 2006

REGIONS BANK

By:	/s/ Christian White
Its:	Commercial Banking Officer

December 8, 2006

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